Resolution authorizing Charles G. Millington
to sign and file this Application on behalf of
Millington Exchange Traded MAVINS Fund, LLC

The undersigned, being all of the Directors of Millington Securities, Inc., an Illinois corporation and the sole Member of the Millington Exchange Traded MAVINS Fund, LLC (the “Company”), as provided by Section 8.45 of the Illinois Business Corporation Act of 1983, as amended and Section 8 of the By-Laws of the Corporation, without a meeting, do hereby consent and authorize the following action:

Resolved, that Charles G. Millington and any other appropriate officer of Millington Securities, Inc. be, and each hereby is, authorized to prepare, execute and submit to the Securities and Exchange Commission, on behalf of the Company, an Application or Applications in such form as such officers, or any one of them, deem necessary or appropriate seeking an exemption from various provisions of the Investment Company Act of 1940, to permit the shares of series of the Company (each a “Fund”) to trade on a national securities exchange at negotiated prices rather than at net asset value; a Fund’s exchange-traded shares to be redeemable in large aggregations only; to permit certain affiliated persons of a Fund to buy securities from and sell securities to, the Fund in connection with the “in-kind” purchase and redemption of a Fund’s exchange-traded shares and to permit sales of shares by dealers in the secondary market unaccompanied by a prospectus and to permit payment or satisfaction of the exchange-traded shares of certain Funds to exceed seven (7) calendar days in certain circumstances; and further

Resolved, that Charles G. Millington and any other appropriate officers of Millington Securities, Inc. be, and each hereby is, authorized and directed to take such additional actions and to execute and deliver on behalf of the Company such other documents or instruments as they deem necessary or appropriate in furtherance of the above resolution, including, without limitation, the preparation, execution and filing of any necessary or appropriate amendment(s) or supplement(s) to such application, his or her authority therefore to be conclusively evidenced by the taking of any such actions or the execution or delivery of any such document; and further

Resolved, that upon issuance of an Order of Exemption by the Securities and Exchange Commission in accordance with the terms of and conditioned on the above-described Application, the Company is authorized to act in accordance with the provisions of the Order of Exemption.

Now, Therefore, Be It and It Hereby Is, as evidenced by the signatures of the Board of Directors of Millington Securities, Inc., an Illinois corporation, affixed hereto, unanimously agreed and approved that the foregoing resolutions to and the same hereby are unanimously adopted as the official act of this Board of Directors of Millington Securities, Inc., in accordance with the provisions of the Illinois Business Corporation Act of 1983, as amended and the By-Laws of the Corporation, the same to be effective as of March 22, 2011.

Directors:

/s/ Charles G. Millington
Charles G. Millington

/s/ Regina A. Millington
Regina A. Millington